Exhibit 99.2

FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES PRICING OF COMMON STOCK OFFERING

CUDAHY, WI – August 13, 2013 – Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics services provider, announced today that it priced a public offering of 4,300,000 shares of common stock, an increase over the Company’s previously announced public offering of 3,500,000 shares, at a price of $27.00 per share to the public. A total of 1,500,000 shares are being sold by the Company and 2,800,000 shares are being sold by selling stockholders. The selling stockholders have granted the underwriters in the offering an option to purchase up to 645,000 additional shares of common stock at the same price per share to cover any over-allotments. The offering is expected to close on August 19, 2013.

The Company expects to receive net proceeds from the offering of approximately $38.0 million after deducting the underwriting discount and estimated expenses of the offering. The Company expects to use the net proceeds from the offering to repay a portion of the outstanding indebtedness under its revolving line of credit and for other general corporate purposes.

Robert W. Baird & Co. Incorporated, Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. are serving as the book-running managers for the offering. BB&T Capital Markets, a division of BB&T Securities, LLC, is serving as co-managing underwriter for the offering. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from the offices of Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue, 28th Floor, Milwaukee, Wisconsin 53202-5391, by calling 1-800-792-2473, or by e-mailing syndicate@rwbaird.com; from the offices of Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, New York 10014, Attn: Prospectus Department, by calling 1-866-718-1649, or by e-mailing prospectus@morganstanley.com; or from the offices of Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, New York 10005-2836, by calling 1-800-503-4611, or by e-mailing prospectus.cpdg@db.com. Electronic copies of the prospectus and the prospectus supplement will be available on the Securities and Exchange Commission’s Web site at www.sec.gov.

The shares are being offered pursuant to an effective registration statement. This press release does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Roadrunner Transportation Systems, Inc.

The Company is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions, freight consolidation, inventory management, expedited services, international freight forwarding, customs brokerage, and comprehensive global supply chain solutions.

Safe Harbor Statement

This press release contains forward-looking statements that relate to future events or performance. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations with respect to the offering and the use of proceeds therefrom. These statements reflect the Company’s current expectations, and the Company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other Company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to market conditions; the volatility of the market price of the Company’s common stock; the use of proceeds from this offering; the significant influence over the Company by its principal stockholders; provisions in the Company’s certification of incorporation, bylaws and Delaware law; the effects of significant liability claims and the cost of maintaining the Company’s insurance; the effects of increased premium costs; the cost of compliance with and the effects of governmental and environmental regulations; the integration of acquired companies; the Company’s international operations; the Company’s ability to service its debt obligations; the unpredictability of and potential fluctuation in the price and availability of fuel; general economic, political and other risks that are out of the Company’s control; competition in the transportation industry; and other “Risk Factors” set forth in the Company’s most recent SEC filings.

Contact

Roadrunner Transportation Systems, Inc.

Peter Armbruster

Chief Financial Officer

414-615-1648

Vollrath Associates, Inc.

Marilyn Vollrath

414-221-0210

ir@rrts.com